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                   [Beverly National Corporation letterhead]

                                                Donat A. Fournier
                                                  President
                                                Paul J. Germano
                                                  Vice President and Clerk
                                                Peter E. Simonsen
                                                  Treasurer


FOR IMMEDIATE RELEASE                       Contact:  Peter E. Simonsen
                                                      Janet Belsky
                                                      978-922-2100

               BEVERLY NATIONAL CORPORATION POSTS YEAR-END PROFITS

(Beverly, MA) January 16, 2003 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation and its subsidiary, Beverly National Bank, announced that Beverly National Corporation reported profits of $2,381,518 or $1.28 per fully diluted share for the twelve-month period which ended December 31, 2002. The Corporation's earnings for 2001 amounted to $2,557,609 or $1.39 per fully diluted share.

While earnings for 2002 were 6.88% lower than the prior year, primarily as a result of retirement expenses incurred during the first six months of 2002, the results for fourth quarter of 2002 were an improvement over the fourth quarter of 2001. During the fourth quarter of 2002, the Corporation earned $826,219 as compared with $525,473 for the same period in 2001.

Fournier further reported that the Board of Directors approved a dividend of $.20 per share to all shareholders of record January 21, 2003, which is payable January 28, 2003.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, Massachusetts, and operates full-service branch offices in Downtown Beverly, at Cummings Center - Beverly, North Beverly, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the U.S. The Bank's deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.




        Subsidiaries: Beverly National Bank . Cabot Street Realty Trust
              240 Cabot Street, Beverly, Massachusetts 01915-4588
                      (978) 922-2100 . FAX: (978) 720-1296

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                          Beverly National Corporation

                               Earnings Per Share

 Year-to-Date                      December 31, 2002       December 31, 2001
                                   -----------------       ------------------

     Net income                          $2,381,518               $2,557,609
                                   =================       ==================

     Basic shares outstanding             1,757,687                1,714,091
                                   =================       ==================

        Earnings per share-Basic              $1.35                    $1.49
                                   =================       ==================

     Diluted shares outstanding           1,859,830                1,842,349
                                   =================       ==================
        Earnings per share-Diluted            $1.28                    $1.39
                                   =================       ==================


                                                             January 16, 2003